Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon Q2 2021 Revenue of $219 Million Up 55%; International Revenue Grows 60%; Raising Outlook

Dear Shareholders,

We are pleased to report a strong quarter and strengthening outlook globally as we execute against our 2021 strategic priorities of growing our core, scaling new products, unlocking new markets and driving efficiency to fuel growth. Domestic strength was driven by city, county and state highway patrol demand for our TASER and body camera bundles, as well as Axon Fleet, and international strength reflects momentum in Latin America and Asia Pacific, across product lines.

Our financial performance is being fueled by increasing global demand for Axon’s life-saving technology, including TASER devices, and expanding use cases for body cameras as live-streaming gains traction as a breakthrough in real-time situational awareness.

Situation: Shots fired at apartment complex

Agency: Midwestern U.S. agency with more than 100 sworn officers

Incident: A patrol lieutenant watch commander responded to calls about shots fired at an apartment complex. Officers identified the correct unit in the building, and entered for a welfare check. They discovered bullet holes in the walls and doors and a woman who demanded that the officers leave. They removed her from the scene and discovered two locked bedroom doors. The lieutenant removed his Axon Body 3, focused it on the locked doors and exited. He pulled up the body camera’s live stream on his mobile phone and gave his phone to a SWAT sniper and the assembling quick reaction team, enabling them to surveil the apartment. A sergeant back at the police precinct also live-streamed the camera’s view. As the SWAT team began to attempt to negotiate a surrender, they saw via live-stream one of the doors open and an unarmed suspect exited a room. The team quickly moved in and took the suspect into custody.

Select highlights

Strategic priority: Unlocking New Markets

International momentum: Axon’s global expansion showed strong momentum in Q2 2021, with international revenue growing 60% year over year and international bookings nearly tripling versus Q2 2020. Some highlights:

●	In July, Axon was awarded a national tender to supply TASER devices across Italy, hallmarking a process that began in 2014 and included years of testing, experimentation and regulatory approvals.
●	Also in Europe, in June, the Dutch National Police became the first Netherlands agency to equip officers across the country with TASER devices.
●	We won a large, highly competitive digital evidence management program with an EMEA government for the management of all digital evidence independent of body camera programs. This mirrors the deployment we mentioned last quarter, where the government of Ontario, Canada became the first province to deploy Axon Evidence across public safety agencies.
●	In May, the São Paulo State Military Police became the first police agency in Brazil to adopt Axon’s body camera solution, which is backed by Axon Cloud software, becoming our largest body camera and software deployment in Latin America. The São Paulo State Military Police body camera roll-out followed the state agency’s TASER device roll-out at the end of 2020.

●	The Toronto Police Service moved to full TASER deployment.
●	We’ve been awarded a contract with the Police Service of the City of Montreal, which is deploying our interview room solution.

Strategic priority: Scaling New Products

Axon Fleet 3 began shipping June 30: Built with ethics and privacy in mind, Axon’s latest generation in-car video system features our AI-powered automated license plate reader (ALPR) service along with real-time situational awareness, including live-streaming, through Axon Respond.

We expect Axon Fleet 3 to be a game changer for in-car cameras because we’ve elevated the simple in-car dash camera to one that can automatically and simultaneously scan plates across multiple lanes of traffic at closing speeds up to 140 mph. Also, we've designed the system to be disruptively affordable to allow for ALPR deployment across an agency's entire fleet of police vehicles instead of just a small number of designated vehicles. We are seeing strong interest in and demand for Axon Fleet 3 and expect ALPR to be a software growth driver.

"We are excited to be one of the first agencies to trial the Axon Fleet 3 in-car camera system with ALPR and we are very impressed with the overall value of this advanced integration. Our agency prides itself on being at the forefront of public safety technology, and with the Fleet 3 ALPR technology, our officers will be able to better serve our community." — Lieutenant Jon Moses of Johns Creek Police Department

Axon VR Simulator announced: Public safety officers need more comprehensive training across multiple fronts, including empathy, tactical de-escalation, practical skills, and psychological coping strategies. VR offers an opportunity to help public safety officers better respond and we are making it easy for agencies to procure our services through integrated bundling with our TASER devices, body cameras and other cloud software services. Axon’s VR bookings have grown more than eight-fold to nearly $8 million in the first half of 2021.

"We are always looking for opportunities to innovate and improve our officers' abilities to handle various calls for service. Axon's new training platform allows our officers to run through scenarios in the safety of a controlled learning environment. This technology lets us train more efficiently, benefiting the responding officer and our community." — Phoenix Police Chief Jeri Williams

In May, we began taking orders for our new wireless Virtual Reality (VR) Simulator Training, which features new content regularly. Axon’s VR Simulator also integrates TASER 7 devices and training sidearms, so officers can use real hardware in the virtual world, creating muscle memory and familiar responses in the most critical high-risk situations while leveraging a fully-immersive environment. Phoenix PD plans to be the first agency to adopt Axon's new VR Simulator into its existing training curriculum.

The wireless simulator augments Axon’s Community Engagement VR Training, first sold in 2018, and now used by more than 1,000 police agencies in the U.S. and Canada. Modules include schizophrenia, autism, suicidal ideation, hard of hearing, Alzheimer's/dementia, veteran post-traumatic stress injury, peer intervention and domestic violence.

Strategic priority: Expanding our Core and Scaling New Products

Real-Time Operations grows & evolves: Our software category growth drivers include the decision-making and communication tools that support real-time situational awareness through the sharing of information across myriad media, including voice, messaging, location mapping, and intelligence and evidence sharing.

●	Respond for Devices gains traction: We have been pleased with the customer feedback on our live-streaming body camera technology and continue to see strong demand for value-added SaaS-driven capabilities, including LTE- and location-based services.

“As the world watched our operation to support the removal of controversial statues in Charlottesville, Axon Respond was absolutely phenomenal in allowing us to execute a fluid plan while having every vantage point of the removal process, crowds, exit and entry points and anything else we needed to be aware of, right in front of us at all times.” — Captain Steve Knick, Investigations Division Commander, Charlottesville Police Department

Also, we are seeing expanded use cases for our services in dispatching centers and in hostage negotiations.

o“The ability to monitor the negotiation live is invaluable. Coordinators can establish real-time updates, formulate assessments of risk and answer verbal cues from the negotiation team in real time. These devices are worth their weight in gold.” --Detective Chief Inspector Jason Herbert, South Wales Police, U.K.
o“When you have real-time [visibility], it’s a lot easier for you to make calls on resources and project ahead, versus waiting until people tell you what happened to respond.” --Deputy Chief Jim Hamilton, Grants Pass Department of Public Safety, Ore.
o“With live streaming, dispatchers and supervisors can see what’s happening, and having the complete story helps everybody.” --Chief John Wolter, Texas Medical Center Police Department
o“The ability to pinpoint officers on a map and share information and advice in real-time has made our SWAT responses 100% better.” --Officer Robert Benavidez, Las Cruces Police Department, N.M.
●	Software development update on Dispatching: We are continuing to deploy resources toward improving and modernizing the computer aided dispatch market, and we are now focusing on larger city development partners. Since April 2020, Axon has powered 100% of 911 calls in the small city of Maricopa, Ariz. We have learned together that the operational strain of being a development partner on complex new software can be overly taxing for a smaller agency. We are thankful to the City of Maricopa for their contributions to the evolution of our product. This agency may wind down as our development partner later this year and migrate to a more mature traditional CAD solution. Simultaneously, Axon has begun working with a larger development partner as we continue to evolve and grow our software stack. We also continue to work with fire and EMS partners and are building a pipeline of larger dispatching operators with higher call volumes. We are excited about our long-term strategy for our dispatching software, which will be differentiated by the growing number of agencies and dispatchers already using our Respond platform for real-time alerts and live-streaming.

Summary of Q2 2021 results:

●	Revenue of $219 million grew 55% year over year, on top of 26% growth in Q2 2020, reflecting strong demand across all product lines. Domestic revenue grew 53% and international revenue grew 60% year over year.
●	Gross margin of 63% improved year over year, reflecting strong demand for our premium TASER offerings and the continued benefit of engineered lower build costs in our TASER segment.
●	Operating expenses of $232 million included $136 million in stock-based compensation expense.
o	SG&A of $178 million included $114 million in stock-based compensation expense.
o	R&D of $54 million included $22 million in stock-based compensation expense.
●	GAAP diluted EPS was ($0.72) based on a GAAP net loss of $47 million. Non-GAAP EPS, which adds back stock-based compensation expense, subtracts gains related to strategic investments, and factors in a higher diluted share count due to non-GAAP net income being a profitable number, was $0.38.
o	Of the $138 million in total stock-based compensation expense in Q2 2021, $128 million was related to our eXponential Stock Performance Plan (XSPP) and CEO Performance Award(1).
◾	In Q2 2021, $105 million was tied to acceleration of expected attainment dates, which means the time over which we record expense is shortened. Since Q1 2021, all 12 operational goals have been considered probable of attainment.
◾	Since the CEO Performance Award was adopted in 2018, we have expensed $204 million of total potential expense of $246 million under the plan. Since the XSPP plan was adopted in 2019, we have expensed $151 million of total potential expense of $194 million currently projected under the plan for XSPP grants issued to date. Since the CEO Performance Award was issued in 2018, total shareholder return has exceeded 550% as of Wednesday, Aug 4, 2021.
◾	As a result of our strong Q2 performance, as well as the attainment of several market capitalization goals and key financial milestones, which include the benefit of gains on our strategic investments, we expect five tranches of these stock-based compensation plans to vest(2) in the coming weeks. This is reflected in the weighted average diluted share count of approximately 72 million used to calculate non-GAAP EPS at June 30, 2021.
●	Quarterly Adjusted EBITDA grew 83% year over year to $51 million, representing a 23.4% margin on revenue and highlighting our ability to demonstrate leverage while also investing to scale.
●	Cash and cash equivalents and investments totaled $704 million at June 30, 2021, up $31 million sequentially. Operating cash flow was $34 million.
●	Axon has no debt.
(1)	These innovative stock-based compensation plans were approved by shareholders in 2018 and 2019 and align the interests of management and employees with shareholders.
(2)	Under the shareholder-approved XSPP, participants have a 2.5-year mandatory holding period on net vested shares. Under the shareholder-approved CEO Performance Award, the CEO has a 2.5-year holding period from option exercise.

Financial commentary by segment:

TASER

	THREE MONTHS ENDED			CHANGE
	30 JUN 2021	31 MAR 2021	30 JUN 2020	QoQ		YoY
	(in thousands)
Net sales	$112,528	$98,999	$70,490	13.7%		59.6%
Gross margin	66.4%	66.7%	61.4%	(30)	bp	500	bp
●	TASER segment revenue of $113 million grew 60% year over year due to strong demand for the TASER 7 platform combined with legacy weapons that continued to gain traction in international markets.
●	Gross margin of 66.4% was up 500 bps year over year tied to strong demand combined with the continued benefit of engineered lower build costs. Gross margins declined slightly on a sequential basis, primarily due to mix.

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	30 JUN 2021	31 MAR 2021	30 JUN 2020	QoQ		YoY
	(in thousands)
Axon Cloud net sales	$60,477	$52,436	$41,891	15.3%		44.4%
Axon Cloud gross margin	74.5%	75.1%	77.9%	(60)	bp	(340)	bp

Sensors and Other net sales	$45,790	$43,584	$28,878	5.1%		58.6%
Sensors and Other gross margin	39.7%	41.1%	42.6%	(140)	bp	(290)	bp
●	Axon Cloud revenue grew 44% year over year to $60 million, reflecting strong demand for our SaaS services domestically, including federal strength. The sequential increase in Axon Cloud revenue of $8 million included approximately $2 million of non-recurring service revenue, including professional services.
●	Axon Cloud gross margin of 74.5% includes expected costs to scale our cloud business. This includes the low-to-no margin professional services costs of teams who help our customers deploy Axon’s solutions. We expect these costs to continue to be reflected in gross margins as we scale our cloud business. The software-only revenue in this segment, which includes cloud storage and compute costs, has consistently carried a gross margin above 80%.
●	Sensors & Other revenue grew 59% year over year to $46 million, reflecting strong body camera demand.
●	Sensors & Other gross margin was 39.7%. As a reminder, we manage toward a 25% gross margin for camera and sensors hardware, and the gross margin will fluctuate quarter to quarter depending on the customer mix.

Forward-looking performance indicators:

	30 JUN 2021	31 MAR 2021	31 DEC 2020	30 SEP 2020	30 JUN 2020
	($ in thousands)
Annual recurring revenue (1)	$260,178	$242,357	$221,263	$203,815	$183,498
Net revenue retention (2)	119%	119%	119%	120%	119%
Total company future contracted revenue	$2,040,000	$1,790,000	$1,730,000	$1,510,000	$1,340,000
Percentage of TASER devices sold on a recurring payment plan	55%	64%	53%	75%	46%

(1)Monthly recurring license, integration, warranty, and storage revenue annualized.
(2)Refer to “Statistical Definitions” below.
●	Annual Recurring Revenue (ARR) grew 42% year over year to $260 million. On a sequential basis, ARR increased by $18 million, slightly ahead of our expectation due to strong demand for added SaaS software features in all three strategic software growth categories: digital evidence management, productivity solutions and real-time operations.
●	Net revenue retention was 119% in the quarter, reflecting our ability to deliver additional value to our customers over time and our de minimis annual churn rates. We drive adoption of our cloud software solutions through integrated bundling. We are seeing large customers upgrading their subscriptions at individual net dollar retention rates of 200% to 450% to take advantage of our growing suite of productivity and digital evidence management tools. Our law enforcement agency customers often sign up for five to ten-year subscriptions. This SaaS metric purposely excludes the hardware portion of customer subscriptions. We further define this metric under “Statistical Definitions.”
●	Total company future contracted revenue surpassed $2 billion for the first time, reflecting strong bookings in the quarter. Most of our bookings are for multi-year contracts. See definition of this metric under “Statistical Definitions.”
●	The percentage of TASER devices sold on a subscription was 55% in the quarter. As a reminder, Axon has been successfully transitioning its TASER hardware business into a subscription service in more mature markets and expanding into new markets where some initial sales are not on a subscription, with the intention of building subscription businesses in those markets over time.

Outlook:

The following forward-looking statements reflect Axon’s expectations as of August 5, 2021, and are subject to risks and uncertainties. As our investments are yielding results ahead of our expectations thus far in 2021, we intend to continue investing for growth.

Our updated 2021 outlook is as follows:

●	We expect to achieve revenue in the range of $825 million to $850 million, which compares with our previous expectation of $780 million to $820 million communicated in May and reflects our financial strategy of scaling a business that supports a 20%-plus revenue CAGR.
●	We are raising our expectations for Adjusted EBITDA to a range of $155 million to $160 million, from $140 million to $150 million previously.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but do not affect Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
●	We expect stock-based compensation expense to be more than $275 million for the full year. Because our stock-based compensation expense may fluctuate significantly based on changes in the probability of attaining certain operational metrics or attainment of such metrics and with changes in the expected or actual timing of such attainment, it is inherently difficult to forecast future stock-based compensation expense.

●	Expectations for capital expenditures of approximately $65 million to $70 million in 2021 are unchanged. These include investments to support capacity expansion and automation on TASER device and cartridge manufacturing, and are discussed in greater detail in our Q4 2020 shareholder letter.
●	As we execute upon a scaling global profile and delivering rapid 2021 growth, our strengthening view of the business in 2022 includes approximately $960 million in revenue. We are extremely proud of the high level of execution from our teams that has set us up for continued top-line strength, solid margin performance and scaling profitability.

Thank you for investing in our mission to protect life,

Rick Smith, CEO

Luke Larson, President

Jawad Ahsan, CFO

Quarterly conference call and webcast

We will host our Q2 2021 earnings conference call webinar on Thursday, August 5 at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com (https://investor.axon.com/), or can be accessed directly via https://axon.zoom.us/j/98547884069.

Statistical Definitions

Bookings: We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, inclusive of renewals, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided, so long as they are expected to occur within five years. Most bookings will be invoiced in subsequent periods. Due to municipal government funding rules, in some cases certain of the future period amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although we have entered into contracts for the delivery of products and services in the future and anticipate the contracts will be fulfilled, if agencies do not exercise contractual options, do not appropriate funds in future year budgets, or do enact a cancellation clause, revenue associated with these bookings may not ultimately be recognized, resulting in a future reduction to bookings. Bookings, as presented here, represent total company bookings inclusive of all products, and should not be confused with our historical reported measure of Software & Sensors bookings, which excluded TASER-related bookings. Certain customers sign contracts for time periods longer than five-years, which generates a larger-sized booking — but the expected exercise amounts after the five-year period is not included in bookings, as described here, in order to facilitate comparisons between periods.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty but purposely excludes the lower-margin hardware subscription contingent of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our SEC filings.

Total company future contracted revenue: Total company future contracted revenue includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of June 30, 2021. We expect to recognize between 20% - 25% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following five to seven years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share and Free Cash Flow. The Company’s management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense and pre-tax certain other items (listed below).

●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; loss on impairment; costs related to business acquisitions and investments in unconsolidated affiliates; costs related to the FTC litigation and pre-tax certain other items (listed below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company’s Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

Axon is the global leader in connected public safety technologies. We are a mission-driven company whose overarching goal is to protect life. Our vision is a world where bullets are obsolete, where social conflict is dramatically reduced, where everyone has access to a fair and effective justice system and where racial equity, diversity and inclusion is centered in all of our work. Axon is also a leading provider of body cameras for US public safety, providing more transparency and accountability to communities than ever before.

You may learn about our Environmental, Social, and Governance (ESG) and Corporate Social Responsibility (CSR) efforts by reading our ESG report at investor.axon.com.

We work hard for those who put themselves in harm's way for all of us. More than 250,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737. Axon is a global company with headquarters in Scottsdale, Arizona, and a global software engineering hub in Seattle, Washington, as well as additional offices in the US, Australia, Canada, Finland, Vietnam, the UK and the Netherlands.

LTE is a trademark of the European Telecommunications Standards Institute; Facebook is a trademark of Facebook, Inc.; Twitter is a trademark of Twitter, Inc. and Vievu is a trademark of Vievu, LLC. Axon, Axon Fleet, TASER, TASER 7, Protect Life and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal (https://c212.net/c/link/?t=0&l=en&o=2636339-1&h=2269914417&u=http%3A%2F%2Fwww.axon.com%2Flegal&a=www.axon.com%2Flegal). All rights reserved.

Follow Axon here:

●	Axon on Twitter: https://twitter.com/axon_us
●	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Forward-looking statements

Forward-looking statements in this letter include, without limitation, statements regarding: the impact of the COVID-19 pandemic; proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; strategies and trends relating to subscription plan programs and revenues; strategies and trends, including the benefits of, research and development investments; the timing and realization of future contracted revenue; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2021 full year revenue, Adjusted EBITDA, stock-based compensation expense, capital expenditures, and 2022 full year revenue; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10‑K for the year ended December 31, 2020. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: the potential global impacts of the COVID-19 pandemic; our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; our ability to design, introduce and sell new products or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to manage our supply chain and avoid production delays, shortages and impacts to expected gross margins; the impact of stock compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity regarding our products; the impact of product mix on projected gross margins; defects in our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; our ability to attract and retain key personnel; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q list various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading "Risk Factors" in the Annual Report on Form 10-K and in the Quarterly Reports on Form 10-Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC.

Update on Legal Matters:

Axon v. FTC

Axon continues to vigorously prosecute its Federal court constitutional case against the FTC while the FTC's separate antitrust administrative action against the company remains stayed.

As background, Axon’s Federal court constitutional challenge against the FTC was dismissed in April 2020, without prejudice, for lack of jurisdiction, holding that Axon must first bring its claims through the FTC’s administrative process. Axon appealed that ruling to the Ninth Circuit (No. 20-15662). In January 2021, a Ninth Circuit panel in a 2-1 split decision affirmed the district court ruling against Axon on the jurisdictional question. The Court then denied Axon’s petition for en banc rehearing but granted Axon’s motion to stay the appellate mandate pending resolution of the company’s certiorari petition with the U.S. Supreme Court.

Axon’s Supreme Court petition (No. 21-86 docketed July 22, 2021) presents two questions:

1. Whether Congress impliedly stripped federal district courts of jurisdiction over constitutional challenges to the Federal Trade Commission’s structure, procedures, and existence by granting the courts of appeals jurisdiction to “affirm, enforce, modify, or set aside” the Commission’s cease-and-desist orders.

2. Whether, on the merits, the structure of the Federal Trade Commission, including the dual-layer for-cause removal protections afforded its administrative law judges, is consistent with the Constitution.

Links to all Court filings and opinions can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.

As a reminder, in parallel to these matters Axon is evaluating strategic alternatives to litigation, which Axon might pursue if determined to be in the best interests of shareholders and customers. This could include a divestiture of the Vievu entity and/or related assets. While Axon continues to believe the 2018 acquisition of Vievu was lawful and a benefit to Vievu's customers, the cost, risk and distraction of protracted litigation merit consideration of settlement if achievable on terms agreeable to the FTC and Axon.

For investor relations information please contact Andrea James and Angel Ambrosio via email at IR@axon.com.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2021	31 MAR 2021	30 JUN 2020	30 JUN 2021	30 JUN 2020
Net sales from products	$156,427	$140,886	$98,755	$297,313	$206,043
Net sales from services	62,368	54,133	42,504	116,501	82,378
Net sales	218,795	195,019	141,259	413,814	288,421
Cost of product sales	65,301	58,616	43,825	123,917	92,709
Cost of service sales	15,565	13,050	9,257	28,615	18,927
Cost of sales	80,866	71,666	53,082	152,532	111,636
Gross margin	137,929	123,353	88,177	261,282	176,785
Operating expenses:
Sales, general and administrative	177,662	126,597	72,293	304,259	135,320
Research and development	53,952	47,018	29,560	100,970	55,941
Total operating expenses	231,614	173,615	101,853	405,229	191,261
Loss from operations	(93,685)	(50,262)	(13,676)	(143,947)	(14,476)
Interest and other income, net	41,841	585	1,613	42,426	2,554
Income before provision for income taxes	(51,844)	(49,677)	(12,063)	(101,521)	(11,922)
Provision for (benefit from) income taxes	(4,727)	(1,760)	18,696	(6,487)	14,763
Net loss per common and common equivalent shares:	$(47,117)	$(47,917)	$(30,759)	$(95,034)	$(26,685)
Net loss per common and common equivalent shares:
Basic	$(0.72)	$(0.75)	$(0.51)	$(1.47)	$(0.44)
Diluted	$(0.72)	$(0.75)	$(0.51)	$(1.47)	$(0.44)
Weighted average number of common and common equivalent shares outstanding:
Basic	65,166	64,036	60,346	64,604	59,977
Diluted	65,166	64,036	60,346	64,604	59,977

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	30 JUN 2021			31 MAR 2021			30 JUN 2020
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$110,637	$45,790	$156,427	$97,302	$43,584	$140,886	$69,877	$28,878	$98,755
Net sales from services (2)	1,891	60,477	62,368	1,697	52,436	54,133	613	41,891	42,504
Net sales	112,528	106,267	218,795	98,999	96,020	195,019	70,490	70,769	141,259
Cost of product sales	37,701	27,600	65,301	32,945	25,671	58,616	27,242	16,583	43,825
Cost of service sales	145	15,420	15,565	—	13,050	13,050	—	9,257	9,257
Cost of sales	37,846	43,020	80,866	32,945	38,721	71,666	27,242	25,840	53,082
Gross margin	74,682	63,247	137,929	66,054	57,299	123,353	43,248	44,929	88,177
Gross margin %	66.4%	59.5%	63.0%	66.7%	59.7%	63.3%	61.4%	63.5%	62.4%

Research and development	12,313	41,639	53,952	9,243	37,775	47,018	3,762	25,798	29,560

	SIX MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2021			30 JUN 2020
		Software			Software
		and			and
	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$207,939	$89,374	$297,313	$145,052	$60,991	$206,043
Net sales from services (2)	3,588	112,913	116,501	1,333	81,045	82,378
Net sales	211,527	202,287	413,814	146,385	142,036	288,421
Cost of product sales	70,646	53,271	123,917	57,490	35,219	92,709
Cost of service sales	145	28,470	28,615	—	18,927	18,927
Cost of sales	70,791	81,741	152,532	57,490	54,146	111,636
Gross margin	140,736	120,546	261,282	88,895	87,890	176,785
Gross margin %	66.5%	59.6%	63.1%	60.7%	61.9%	61.3%

Research and development	21,556	79,414	100,970	6,794	49,147	55,941

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.

UNIT SALES STATISTICS

(Unaudited)

Units in whole numbers

	THREE MONTHS ENDED				SIX MONTHS ENDED
	30 JUN	30 JUN	Unit	Percent	30 JUN	30 JUN	Unit	Percent
	2021	2020	Change	Change	2021	2020	Change	Change
TASER 7	17,711	9,014	8,697	96.5%	41,071	20,444	20,627	100.9%
TASER X26P	7,012	7,658	(646)	(8.4)	15,241	18,661	(3,420)	(18.3)
TASER X2	9,788	13,100	(3,312)	(25.3)	18,626	23,578	(4,952)	(21.0)
TASER Pulse	6,307	5,429	878	16.2	14,993	8,690	6,303	72.5
Cartridges	1,413,329	715,268	698,061	97.6	2,423,089	1,588,632	834,457	52.5
Axon Body	45,572	35,066	10,506	30.0	91,666	74,930	16,736	22.3
Axon Flex	1,846	1,964	(118)	(6.0)	3,411	5,038	(1,627)	(32.3)
Axon Fleet	2,462	2,327	135	5.8	3,902	5,003	(1,101)	(22.0)
Axon Dock	5,283	4,634	649	14.0	12,069	9,931	2,138	21.5

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2021	31 MAR 2021	30 JUN 2020	30 JUN 2021	30 JUN 2020
EBITDA and Adjusted EBITDA:
Net loss	$(47,117)	$(47,917)	$(30,759)	$(95,034)	$(26,685)
Depreciation and amortization	4,291	4,291	2,930	8,582	5,811
Interest expense	17	5	5	22	12
Investment interest income	(502)	(533)	(1,499)	(1,035)	(2,192)
Provision for (benefit from) income taxes	(4,727)	(1,760)	18,696	(6,487)	14,763
EBITDA	$(48,038)	$(45,914)	$(10,627)	$(93,952)	$(8,291)

Adjustments:
Stock-based compensation expense	$137,549	$89,610	$33,835	$227,159	$54,030
Realized and unrealized gains on strategic investments (1)	(40,855)	—	—	(40,855)	—
Transaction costs related to strategic investments	110	385	90	495	923
Loss on disposal and abandonment of intangible assets	119	11	100	130	113
Loss (gain) on disposal and impairment of property and equipment, net	(2)	45	788	43	1,305
Costs related to FTC litigation	147	233	3,834	380	9,969
Payroll taxes related to XSPP vesting	2,217	1,452	—	3,669	—
Adjusted EBITDA	$51,247	$45,822	$28,020	$97,069	$58,049
Net loss as a percentage of net sales	(21.5)%	(24.6)%	(21.8)%	(23.0)%	(9.3)%
Adjusted EBITDA as a percentage of net sales	23.4%	23.5%	19.8%	23.5%	20.1%

Stock-based compensation expense:
Cost of product and service sales	$1,838	$1,489	$836	$3,327	$1,426
Sales, general and administrative	114,089	71,015	26,766	185,104	41,736
Research and development	21,622	17,106	6,233	38,728	10,868
Total	$137,549	$89,610	$33,835	$227,159	$54,030

(1)	Includes unrealized gains of $28.6 million and realized gain of $12.3 million.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands, except per share amounts

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2021	31 MAR 2021	30 JUN 2020	30 JUN 2021	30 JUN 2020
Non-GAAP net income:
GAAP net loss	$(47,117)	$(47,917)	$(30,759)	$(95,034)	$(26,685)
Non-GAAP adjustments:
Stock-based compensation expense	137,549	89,610	33,835	227,159	54,030
Realized and unrealized gains on strategic investments (1)	(40,855)	—	—	(40,855)	—
Loss on disposal and abandonment of intangible assets	119	11	100	130	113
Loss (gain) on disposal and impairment of property and equipment, net	(2)	45	788	43	1,305
Transaction costs related to strategic investments	110	385	90	495	923
Costs related to FTC litigation	147	233	3,834	380	9,969
Payroll taxes related to XSPP vesting	2,217	1,452	—	3,669	—
Income tax effects	(24,826)	(22,780)	(8,530)	(47,606)	(16,367)
Non-GAAP net income (loss)	$27,342	$21,039	$(642)	$48,381	$23,288

Diluted income (loss) per common share
GAAP	$(0.72)	$(0.75)	$(0.51)	$(1.47)	$(0.44)
Non-GAAP	$0.38	$0.31	$(0.01)	$0.70	$0.38

Diluted weighted average shares outstanding
GAAP	65,166	64,036	60,346	64,604	59,977
Non-GAAP (2)	71,689	67,392	60,346	69,544	60,671

(1)  Includes unrealized gains of $28.6 million and realized gain of $12.3 million.

(2)	Non-GAAP diluted income per common share factors in higher diluted weighted average shares outstanding in periods where there is both a GAAP net loss and non-GAAP net income.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	30 JUN 2021	31 DEC 2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$266,372	$155,440
Short-term investments	388,895	406,525
Accounts and notes receivable, net	201,907	229,201
Contract assets, net	86,561	63,945
Inventory, net	91,739	89,958
Prepaid expenses and other current assets	45,456	36,883
Total current assets	1,080,930	981,952

Property and equipment, net	119,933	105,494
Deferred tax assets, net	52,387	45,770
Intangible assets, net	7,870	9,448
Goodwill	25,178	25,205
Long-term investments	48,669	90,681
Long-term notes receivable, net	17,466	22,457
Long-term contract assets, net	31,691	20,099
Strategic investments	58,520	11,711
Other assets	84,244	68,206
Total assets	$1,526,888	$1,381,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	7,778	24,142
Accrued liabilities	66,908	59,843
Current portion of deferred revenue	186,909	163,959
Customer deposits	4,872	2,956
Other current liabilities	6,404	5,431
Total current liabilities	272,871	256,331

Deferred revenue, net of current portion	113,815	111,222
Liability for unrecognized tax benefits	4,550	4,503
Long-term deferred compensation	5,216	4,732
Deferred tax liability	377	649
Other long-term liabilities	32,360	27,331
Total liabilities	429,189	404,768

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,179,005	962,159
Treasury stock	(155,947)	(155,947)
Retained earnings	74,867	169,901
Accumulated other comprehensive income (loss)	(227)	141
Total stockholders’ equity	1,097,699	976,255
Total liabilities and stockholders’ equity	$1,526,888	$1,381,023

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2021	31 MAR 2021	30 JUN 2020	30 JUN 2021	30 JUN 2020
Cash flows from operating activities:
Net loss	$(47,117)	$(47,917)	$(30,759)	$(95,034)	$(26,685)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,291	4,291	2,930	8,582	5,811
Loss on disposal and abandonment of intangible assets	119	11	100	130	113
Loss (gain) on disposal and impairment of property and equipment, net	(2)	45	788	43	1,305
Realized and unrealized gains on strategic investments	(40,855)	—	—	(40,855)	—
Stock-based compensation	137,549	89,610	33,835	227,159	54,030
Deferred income taxes	(6,291)	(598)	(4,604)	(6,889)	(6,152)
Unrecognized tax benefits	(147)	194	271	47	612
Other noncash, net	3,145	2,615	1,440	5,760	2,596
Provision for expected credit losses	397	(335)	(244)	62	658
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(35,286)	31,298	325	(3,988)	(9,375)
Inventory	(2,368)	520	(34,641)	(1,848)	(43,271)
Prepaid expenses and other assets	(6,368)	(6,952)	(10,828)	(13,320)	(8,551)
Accounts payable, accrued liabilities and other liabilities	7,681	(18,062)	20,270	(10,381)	16,708
Deferred revenue	19,428	6,219	725	25,647	5,224
Net cash provided by (used in) operating activities	34,176	60,939	(20,392)	95,115	(6,977)
Cash flows from investing activities:
Purchases of investments	(82,463)	(155,825)	(193,085)	(238,288)	(292,597)
Proceeds from call / maturity of investments	162,560	132,254	74,355	294,814	158,670
Proceeds from sale of strategic investments	14,546	—	—	14,546	—
Purchases of property and equipment	(13,510)	(10,521)	(5,342)	(24,031)	(7,551)
Purchases of intangible assets	(102)	(41)	(66)	(143)	(111)
Proceeds of disposal from property and equipment	38	10	—	48	78
Strategic investments	(500)	(20,000)	—	(20,500)	(4,700)
Net cash provided by (used in) investing activities	80,569	(54,123)	(124,138)	26,446	(146,211)
Cash flows from financing activities:
Net proceeds from equity offering	—	—	306,779	—	306,779
Proceeds from options exercised	—	—	267	—	295
Income and payroll tax payments for net-settled stock awards	(3,267)	(7,045)	(577)	(10,312)	(5,767)
Net cash provided by (used in) financing activities	(3,267)	(7,045)	306,469	(10,312)	301,307
Effect of exchange rate changes on cash and cash equivalents	73	(392)	775	(319)	(1,115)
Net increase (decrease) in cash and cash equivalents and restricted cash	111,551	(621)	162,714	110,930	147,004
Cash and cash equivalents, beginning of period	154,930	155,551	156,645	155,551	172,355
Cash and cash equivalents, end of period	$266,481	$154,930	$319,359	$266,481	$319,359

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2021	31 MAR 2021	30 JUN 2020	30 JUN 2021	30 JUN 2020
Net cash provided by (used in) operating activities	$34,176	$60,939	$(20,392)	$95,115	$(6,977)
Purchases of property and equipment	(13,510)	(10,521)	(5,342)	(24,031)	(7,551)
Purchases of intangible assets	(102)	(41)	(66)	(143)	(111)
Free cash flow, a non-GAAP measure	$20,564	$50,377	$(25,800)	$70,941	$(14,639)

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	30 JUN 2021	31 DEC 2020
	(Unaudited)
Cash and cash equivalents	$266,372	$155,440
Short-term investments	388,895	406,525
Long-term investments	48,669	90,681
Total cash and cash equivalents and investments, net	$703,936	$652,646